®

PRESS RELEASE

www.inhibitex.com

CONTACTS:

Inhibitex, Inc.
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Lilian Stern (Investors)
Stern Investor Relations, Inc.
(212) 362-1200
lilian@sternir.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS FOURTH QUARTER AND
2006 FISCAL YEAR FINANCIAL RESULTS

- Net Cash Burn Expected to Significantly Narrow in 2007 -

ATLANTA, GA – March 8, 2007 — Inhibitex, Inc. (Nasdaq: INHX) today announced its financial results for the fourth quarter and twelve months ended December 31, 2006. The Company reported that it held $61.4 million in cash, cash equivalents and short-term investments as of December 31, 2006.

“In 2006, we began a transformation of Inhibitex – a transformation we look forward to completing in 2007,” stated Russell H. Plumb, president and chief executive officer. “We remain focused on broadening our development pipeline through in-licensing, acquisition or merger activities. To implement this strategy, we have significantly cut our net cash burn rate and expect to maintain a solid cash position as we appraise these opportunities. We also intend to continue to seek ways to further leverage or monetize our MSCRAMM platform and related intellectual property, which we have already demonstrated in 2007 with our recent agreement with the 3M Company for the development of diagnostic products. ”

The Company reported that its net loss for the fourth quarter of 2006 was $11.9 million, as compared to $9.5 million in the same period of 2005. The increase in net loss was principally due to charges of $9.1 million recorded in the fourth quarter of 2006 as outlined below, of which $5.3 million were recorded as research and development expense and $3.8 million as general and administrative expense. The fourth quarter charges consisted of a reserve of $3.2 million related to an unfavorable decision by an arbitrator in an action brought against the Company by Nabi Biopharmaceuticals (“Nabi”) relating to the termination of a contract manufacturing agreement, $1.6 million for severance and termination obligations payable to former employees and $1.0 million associated with expenses incurred in connection with merger and acquisition activities. In addition, the Company recorded non-cash charges in the fourth quarter totaling $3.3 million, $2.8 million of which related to the impairment of certain leasehold improvements and laboratory equipment and $0.5 million of which related to the acceleration of share-based compensation expense due to the termination of certain employees. These charges were offset by a significant decrease in clinical trial expenses and other research and development expenditures and a decrease in other ongoing general and administrative expenses.

For the twelve months ended December 31, 2006, net loss was $31.1 million, as compared to $38.6 million for the same period in 2005. The reduction in net loss in 2006 was due to a significant decrease in research and development expenditures and an increase in interest and other income, offset in part by the $9.1 million of charges recorded in the fourth quarter of 2006 as outlined above and increases in other general and administrative expenses.

Basic and diluted net loss per share was $0.39 for the fourth quarter of 2006, as compared to $0.31 per share for the same period in 2005. This increase in net loss per share for the quarter was due to the increase in net loss as described above. For the twelve months ended December 31, 2006, basic and diluted net loss per share was $1.03, as compared to $1.43 for the same period in 2005. The reduction in net loss per share in 2006 was due principally to the reduction in net loss for the year as described above and, to a lesser extent, an increase in the number of weighted-average shares of common stock outstanding, which was a result of shares issued in connection with a financing the Company completed in August 2005.

Revenue for the fourth quarter of 2006 was $164,000, as compared to $163,000 for the same period in 2005. For the twelve months ended December 31, 2006, revenue was $846,000, as compared to $936,000 for the same period in 2005. The small decrease in revenue in 2006 as compared to 2005 was the result of higher proceeds received in 2005 from research activities performed under a materials transfer agreement.

Research and development expense for the fourth quarter of 2006 was $7.4 million, as compared to $8.3 million for the same period in 2005. This decrease of $0.9 million was largely the result of a $3.9 million decrease in direct clinical trial expenses, the vast majority of which were associated with the Company’s Phase III Veronate® clinical trial, a $1.0 million decrease in salaries, benefits, and share-based compensation expense and decreases in other expenses of $0.6 million, offset by a $2.5 million increase in expenditures for the manufacturing of clinical trial materials, which was the result of the Company recording a reserve in 2006 based upon the unfavorable results of an arbitration proceeding with Nabi, a $1.4 million non-cash impairment charge related to leasehold improvements and laboratory equipment at the Company’s laboratory facilities, and $0.7 million associated with the recognition of severance and termination obligations and the acceleration of share-based compensation expense related to terminated employees.

For the twelve months ended December 31, 2006, research and development expense decreased to $23.4 million from $34.5 million in 2005. This decrease of $11.1 million resulted primarily from an $11.2 million decrease in direct clinical trial expenses, the vast majority of which was associated with the Company’s Phase III Veronate trial, a $0.4 million decrease in expenses related to the manufacturing of clinical trial material, a $1.1 million decrease in salaries and benefits as well as decreases in other expenses of $0.8 million, offset in part by a $1.7 million increase in depreciation and facility expense, of which $1.4 million was the result of a non-cash impairment charge related to the Company’s laboratory facilities, and a $0.7 million increase in salaries, benefits and share-based compensation expense related to the recognition of severance and termination obligations and the acceleration of share-based compensation expense related to terminated employees.

General and administrative expense increased to $5.4 million for the fourth quarter of 2006, as compared to $2.2 million for the same period in 2005. The increase of $3.2 million was primarily due to a $1.4 million increase in salaries, benefits, and share-based compensation expense principally associated with severance and termination benefits and the acceleration of share-based compensation expense related to terminated employees, a $1.4 million increase in depreciation and facility-related expense as the result of an impairment charge related to leasehold improvements and furniture at the Company’s corporate offices, and an increase of $1.0 million in professional fees incurred in connection with merger and acquisition activities that were expensed in the fourth quarter of 2006, offset by decreases in other expenses of $0.6 million.

For the twelve months ended December 31, 2006, general and administrative expense increased to $12.8 million from $7.4 million in 2005. The increase of $5.4 million was primarily due to a $2.3 million increase in salaries, benefits, and share-based compensation, of which $1.5 million was related to severance and termination benefits and the acceleration of share-based compensation recorded during the fourth quarter, and $0.8 million was primarily the result of higher share-based compensation expense related to the adoption of SFAS No. 123® in 2006. In addition, professional and legal fees and market research expenses increased $1.6 million, of which $1.0 million was recorded in the fourth quarter of 2006 in connection with merger and acquisition activities, and depreciation and facility-related expense increased $1.6 million, of which $1.4 million was associated with an impairment charge recorded during the fourth quarter of 2006 related to leasehold improvements and furniture at the Company’s corporate offices, offset by decreases in other expenses of $0.1 million.

The Company recorded total share-based compensation expense of $1.2 million, or $0.04 per share, in the fourth quarter of 2006, of which $0.5 million was recorded as research and development expense and $0.7 million was recorded as general and administrative expense. Of the $1.2 million, $0.5 million related to the acceleration of share-based compensation expense due to the termination of certain employees. For the twelve months ended December 31, 2006, the Company recorded total share-based compensation expense of $2.6 million, or $0.09 per share, of which $1.1 million was recorded as research and development expense and $1.5 million was recorded as general and administrative expense. Share-based compensation expense in 2006 was recorded pursuant to SFAS 123®, which the Company adopted on January 1, 2006.

Other income for the twelve months ended December 31, 2006 increased by $1.1 million in 2006 from 2005 as a result of the recognition of previously deferred liability for which the obligation of the Company to provide further services or settlement expired during 2006.

Financial Guidance

As of December 31, 2006, the Company reported a balance of cash, cash equivalents and short-term investments of $61.4 million, which met its previously provided financial guidance. Based on its current operating plan, and subject to the financial or operational impact of any in-licensing, acquisition or merger transaction that it may enter into or a change in its strategy during 2007, the Company anticipates that its net cash burn for 2007 will be less than $11 million. This amount includes an anticipated reduction in accounts payable and accrued expenses of approximately $7 million to satisfy certain accrued liabilities, scheduled severance and termination obligations and amounts currently reserved for cancellation payments due to Nabi, and approximately $1.5 million related to the repayment of existing debt and capital leases during the year.

Recent Corporate Developments

The Company reported that on February 7, 2007 an arbitrator ruled that it was liable to Nabi for cancellation payments and restitution in the aggregate amount of approximately $4.5 million as a result of the Company’s termination of a contract manufacturing agreement with Nabi during 2006. Of this amount, the Company recorded a charge of $3.2 million in the fourth quarter of 2006 in addition to a $1.3 million charge that it had previously reserved for in the second quarter of 2006. The ruling obligates the Company to make this payment to Nabi within 30 days of the arbitrator’s decision, or incur interest at a rate of 9% per annum. The Company is evaluating all of its options in this matter, including whether to seek to have the ruling set aside.

On January 4, 2007 the Company announced that it had entered into a license and commercialization agreement with the 3M Company (“3M”) for the development of various diagnostic products using the Company’s MSCRAMM protein platform. Under the terms of the agreement, Inhibitex granted 3M an exclusive global license to use its MSCRAMM protein platform for the development of certain diagnostic products in exchange for license fees, future milestone payments, financial support of research and development activities and royalty payments, $4.0 million of which the Company expects to realize over the next two years.

On December 22, 2006 the Company announced that its Board of Directors had appointed Russell H. Plumb to succeed William D. Johnston, Ph.D. as President and Chief Executive Officer effective December 30, 2006.

On June 29, 2006, the Company announced plans to pursue clinical development opportunities beyond its MSCRAMM platform through in-licensing, acquisition or merger activities in order to expand its development pipeline. The Company indicated that it intended to preserve its cash resources to implement this plan by delaying the initiation of planned clinical trials for Aurexis and seeking corporate partners that could provide financial and other synergistic capabilities to support the development and maximize its potential and the potential of its other MSCRAMM programs.

Conference Call and Webcast Information

Russell H. Plumb, president and chief executive officer, and other members of the Inhibitex senior management team will review fourth quarter and 2006 results and provide a general update on the Company via a webcast and conference call today at 8:30 a.m. ET. To access the call, please dial (866) 510-0704 (domestic) or (617) 597-5362 (international) five minutes prior to the start time, and provide the access code 42957606. A replay of the call will be available from 10:30 a.m. ET on March 8, 2007 until April 7, 2007 at midnight. To access the replay, please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and reference the access code 46571469. A live audio webcast of the call will also be available on the “Investors” section of the Company’s website, www.inhibitex.com. An archived webcast will be available in the Investors section of the Inhibitex website approximately two hours after the event for a period of thirty (30) days.

About Inhibitex

Inhibitex, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of anti-infective products for the diagnosis, prevention and treatment of serious infections. The Company is focused on broadening its pipeline by supplementing its proprietary MSCRAMM technology through in-licensing, acquisition or merger. The Company’s current pipeline consists of Aurexis®, a clinical-stage humanized monoclonal antibody being developed for the treatment of serious Staphylococcus. aureus bloodstream infections, and preclinical programs that include a partnership with Wyeth to develop staphylococcal vaccines and a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci. The Company also has a license and commercialization agreement with 3M for the development of various diagnostic products using Inhibitex’s MSCRAMM protein platform. For additional information about the Company, please visit www.inhibitex.com.

Inhibitex®, MSCRAMM®, Veronate®, and Aurexis® are registered trademarks of Inhibitex, Inc.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding the Company’s intent to broaden its pipeline through in-licensing, acquisition or merger activities; its intent to continue to seek ways to further leverage or monetize its MSCRAMM platform and related intellectual property; the Company’s focus on developing a pipeline of anti-infective development programs; the amount the Company expects to realize from the agreement it has with 3M over the next two years; the Company’s intention to assess it options regarding the arbitrator’s decision in the action brought against it by Nabi; the Company’s plan to substantially reduce its burn rate from operations in 2007; the Company’s estimated net cash burn rate during 2007 and anticipated reductions in accounts payable, accrued expenses and debt are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to its ability to find suitable in-licensing, acquisition or merger opportunities in a timely manner or on acceptable terms and conditions, if at all; its ability to find corporate entities willing to enter into and execute license agreements or collaboration arrangements relating to its MSCRAMM platform on reasonable terms, if at all; Wyeth and 3M not terminating or revising their respective agreements with the Company; maintaining adequate resources to continue to support its MSCRAMM-based research and development efforts; obtaining, maintaining and protecting the intellectual property incorporated into and supporting its product candidates; maintaining expenses, revenues and other cash expenditures substantially in line with planned or anticipated amounts; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for March 31, 2006, June 30, 2006, September 30, 2006 as filed with the Securities and Exchange Commission, or SEC, on March 13, 2006, May 10, 2006, August 7, 2006, and November 7, 2006, respectively. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

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INHIBITEX, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$19,681,861	$33,842,937
Short-term investments	41,676,223	53,288,016
Prepaid expenses and other current assets	1,002,810	1,917,436
Accounts receivable	332,669	44,923

Total current assets	62,693,563	89,093,312
Property and equipment, net	3,530,796	8,175,074

Total assets	$66,224,359	$97,268,386

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$629,249	$1,879,191
Accrued expenses	7,392,210	5,316,906
Current portion of notes payable	833,333	1,319,445
Current portion of capital lease obligations	816,184	869,043
Current portion of deferred revenue	191,667	191,667
Other current liabilities	152,728	1,152,702

Total current liabilities	10,015,371	10,728,954

Long-term liabilities:
Notes payable, net of current portion	625,000	1,458,333
Capital lease obligations, net of current portion	829,871	1,646,323
Deferred revenue, net of current portion	537,500	687,500
Other liabilities, net of current portion	1,139,599	1,294,210

Total long-term liabilities	3,131,970	5,086,366

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2006 and December 31, 2005; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized at December 31, 2006 and December 31, 2005; 30,600,793 and 30,219,715 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	30,600	30,220
Common stock warrants	11,517,743	11,514,793
Additional paid-in capital	214,204,266	212,210,931
Deferred stock compensation	—	(772,347)
Deficit accumulated during the development stage.	(172,675,591)	(141,530,531)

Total stockholders’ equity	53,077,018	81,453,066

Total liabilities and stockholders’ equity	$66,244,359	$97,268,386

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INHIBITEX, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Twelve months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue:
License fees and milestones.	$37,500	$37,500	$150,000	$150,000
Collaborative research and development	125,000	125,000	500,000	500,000
Grants and other revenue	1,998	—	195,577	286,474
Total revenue	164,498	162,500	845,577	936,474
Operating expense:
Research and development .	7,431,674	8,348,388	23,417,091	34,461,403
General and administrative .....	5,429,910	2,202,846	12,758,063	7,408,570
Total operating expense	12,861,584	10,551,234	36,175,154	41,869,973
Loss from operations	(12,697,086)	(10,388,734)	(35,329,577)	(40,933,499)
Other income (expense), net	—	6,480	1,059,993	(45,377)
Interest income, net	795,083	865,933	3,124,524	2,403,495
Net loss ..............................	$(11,902,003)	$(9,516,321)	$(31,145,060)	$(38,575,381)
Basic and diluted net loss per Share	$(0.39)	$(0.31)	$(1.03)	$(1.43)

Weighted average shares used to compute basic and diluted net loss per share	30,278,051	30,216,553	30,259,979	26,987,047

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